Exhibit 23.3

CONSENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated October 19, 2011, relating to the December 31, 2010 consolidated financial statements of Keyuan Petrochemicals, Inc. and subsidiaries, which expresses an unqualified opinion and includes explanatory paragraphs that relate to unusually important events that occurred subsequent to December 31, 2010, and significant transactions and relationships with related parties and certain other parties, and to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ GHP HORWATH, P.C.
GHP HORWATH, P.C.
Denver, Colorado
February 17, 2012